Exhibit 23.2

101 Larkspur Landing Suite 321 Larkspur, CA 94939

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Gryphon Digital Mining, Inc. (formerly Akerna Corp.), on Form S-8, of our report dated April 1, 2024, with respect to our audits of Ivy Crypto, Inc.’s (formerly Gryphon Digital Mining, Inc.), (the “Company”), consolidated financial statements as of December 31, 2023 and 2022 and for each of the years in the two-year period ending December 31, 2023, which appears in Gryphon’s Form 8-k as filed with the Commission on April 1, 2024. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

April 8, 2024